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                                                                       EXHIBIT 8

                              HOLLAND & KNIGHT LLP
                       400 North Ashley Drive, Suite 2300
                         P.O. Box 1288 (ZIP 33601-1288)
                           Tampa, Florida 33602-4300

                                  813-227-8500
                                FAX 813-229-0134
                              http://www.hklaw.com




March 25, 1998







Romac International, Inc.
120 West Hyde Park Place
Tampa, FL 33606

Attention:    David L. Dunkel, President
              and Chief Executive Officer

Source Services Corporation
5580 LBJ Freeway
Suite 300
Dallas, TX  75240

Attention:    D. Les Ward, President
              and Chief Executive Officer

              Re:    Certain Federal Income Tax Consequences of
                     Proposed Merger of Source Services Corporation into Romac International, Inc.

Gentlemen:


         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Source Services Corporation (the "Company") into Romac International, Inc. ("Romac"), with Romac the surviving corporation. The Merger will be effected pursuant to the terms of an Agreement and Plan of Merger dated as of February 1, 1998, as amended through the date hereof (the "Merger Agreement"), between Romac and the Company. This opinion is given pursuant to Section 8.1(g) of the Merger Agreement.


         Our opinion is based on the terms of the Merger Agreement, the facts set forth in the Prospectus/Joint Proxy Statement included as part of a Form S-4 Registration


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Romac International, Inc.
Source Services Corporation
March 25, 1998
Page 2



Statement filed by Romac with the Securities and Exchange Commission, the representations contained in the tax opinion certificates, dated today, executed by Romac and the Company, and our understanding that the facts and representations contained in this letter are currently true, accurate, and complete and will be true, accurate, and complete as of the Effective Time of the Merger. Capitalized terms that are used but not defined herein have the meanings given to them in the Merger Agreement. Unless specifically stated otherwise, all statutory references in this opinion letter are to the Internal Revenue Code of 1986, as amended.

                                      FACTS

         Our understanding of the facts is as follows:

                  Romac is a Florida corporation whose stock is widely held and publicly traded on the Nasdaq Stock Market. As of February 1, 1998, Romac had outstanding 27,794,592 shares of Common Stock. The Company is a Delaware corporation whose stock is publicly traded on the Nasdaq Stock Market. As of February 1, 1998, the Company had outstanding 13,754,681 shares of Company Common Stock.

                  Romac and Source are each engaged in the professional specialty staffing business.

                  The Board of Directors of Romac and the Company have determined that the Merger is in the best interest of their respective companies and shareholders and serves the strategic business objectives of Romac and the Company.

                  Pursuant to the Merger Agreement and the laws of Delaware and Florida, at the Effective Time the Company will merge with and into Romac, with Romac the surviving corporation.

                  At the Effective Time, each issued and outstanding share of Company Common Stock will be converted into the right to receive shares of Romac Common Stock at an exchange rate described in Section 3.1(b) of the Merger Agreement, subject to certain limitations and adjustments. In addition, each Company Stock Option outstanding as of the Effective Time will be assumed by Romac and converted into the right to receive a number of shares of Romac Common Stock, and at an exercise price, all as adjusted in accordance with the Exchange Ratio described in Section 3.1(b) of the Merger Agreement. No fractional shares of Romac Common Stock will be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to receive a fractional share of Romac Common Stock will instead be paid cash


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Romac International, Inc.
Source Services Corporation
March 25, 1998
Page 3



based upon the per-share value of Romac Common Stock used to determine the Exchange Ratio. The Company stockholders will not have dissenters' rights.

                  After the Merger, Romac plans to continue the historic business of the Company and to use a significant part of the Company's historic business assets in its business.

                                 REPRESENTATIONS

         In connection with the Merger, the following representations have been made to us:

                  (a) The terms of the Merger were negotiated through arm's-length bargaining between Romac and the Company and, accordingly, the fair market value of the Romac Common Stock and other consideration received by each Company stockholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

                  (b) Romac has no plan or intention to reacquire, directly or indirectly through any affiliate or related person, any of the Romac Common Stock issued in the Merger.

                  (c) Romac does not own any Company Common Stock and has no plan or intention, directly or indirectly through any affiliate or related person, to acquire any Company Common Stock before the consummation of the Merger.

                  (d) Romac has not, directly or indirectly through any affiliate or related person, in contemplation of the Merger, purchased any Romac Common Stock from any shareholder of the Company.

                  (e) Following the Merger, Romac will continue the historic business of the Company and will use a significant part of the Company's historic business assets in its business.

                  (f) Romac and the Company will each pay their respective expenses, if any, incurred in connection with the Merger, except that expenses incurred in connection with printing and mailing the Joint Proxy Statement will be shared equally by Romac and the Company. Neither Romac nor the Company will pay any of the expenses of the stockholders of the Company incurred in connection with the Merger.



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Romac International, Inc.
Source Services Corporation
March 25, 1998
Page 4



                  (g) There is no intercorporate indebtedness between Romac and the Company that was issued, acquired, or will be settled at a discount.

                  (h) Neither Romac nor the Company is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv).

                  (i) The fair market value of the assets of the Company transferred to Romac will equal or exceed the sum of the liabilities assumed by Romac plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (j) The payment of cash in lieu of fractional shares of Romac Common Stock is solely for the purpose of avoiding the expense and inconvenience to Romac of issuing fractional shares and does not represent separately bargained for consideration. The fractional shares of each Company stockholder will be aggregated and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Romac Common Stock.

                  (k) None of the compensation received by any stockholder-employee of the Company pursuant to any employment, consulting, or similar arrangement (including any covenant not to compete) will be separate consideration for, or allocable to, any of such stockholder-employee's shares of Company Common Stock. None of the shares of Romac Common Stock received by any stockholder-employee of the Company pursuant to the Merger are, or will be, separate consideration for, or allocable to, any such employment, consulting, or similar agreement (including any covenant not to compete), or are, or will be, for any services actually rendered or performed; and the compensation paid to any stockholder-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  (l) Neither Romac nor the Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

                  (m) Romac has no plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business.

                  (n) Liabilities of the Company assumed by Romac and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.


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Romac International, Inc.
Source Services Corporation
March 25, 1998
Page 5




                                     OPINION


     On the basis of the foregoing and subject to the conditions, qualifications, and limitations set forth herein and if the Merger is consummated in accordance with the Merger Agreement, we are of the opinion that:


         (1) The Merger will qualify as a reorganization under Section 368(a)(1)(A). Romac and the Company will each be "a party to the reorganization" within the meaning of Section 368(b).

         (2) No gain or loss will be recognized by the Company upon the transfer of its assets to Romac in exchange for Romac Common Stock, the assumption of the liabilities of the Company, and the receipt of cash by the Company stockholders for fractional shares. Sections 361 and 357(a).

         (3) No gain or loss will be recognized by Romac upon its receipt of the assets of the Company in exchange for Romac Common Stock. Section 1032(a).

         (4) The basis of the Company's assets in the hands of Romac will, in each case, be the same as the basis in those assets in the hands of the Company immediately before the exchange. Section 362(b).

         (5) The holding period of the assets of the Company in the hands of Romac will, in each instance, include the period for which such assets were held by the Company. Section 1223(2).

         (6) No gain or loss will be recognized by Company stockholders upon receipt of Romac Common Stock in exchange for their Company Common Stock, except as noted in paragraph (9) below. Section 354(a)(1).

         (7) The basis of the Romac Common Stock received by the Company stockholders will be the same as the basis of the Company Common Stock surrendered in exchange therefor. Section 358(a)(1).

         (8) The holding period of the Romac Common Stock received by each Company stockholder will include the period during which the Company Common Stock surrendered or exchanged therefor was held, provided that the Company Common Stock was held as a capital asset in the hands of such Company stockholder on the date of the exchange. Section 1223(1).



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Romac International, Inc.
Source Services Corporation
March 25, 1998
Page 6


         (9) The payments of cash to Company stockholders in lieu of fractional share interests of Romac Common Stock will be treated as if the fractional shares were actually distributed as part of the exchange and were subsequently redeemed by Romac. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116.

         This opinion is based on existing law, regulations, administrative rulings, and judicial opinions. No assurance can be given that changes in law or regulation or forthcoming opinions or decisions will not modify the conclusions expressed in this letter. Further, no assurance can be given that the Internal Revenue Service will not apply stricter standards than set forth in its advance ruling guidelines or that it will not challenge the conclusions stated in this letter.

         No opinion is expressed with respect to state, local, foreign, or other tax laws. This opinion does not take into account the special circumstances of certain holders of Company Common Stock, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not hold their Company Common Stock as a capital asset, which might affect the results described herein.

                                       Very truly yours,



                                       /s/ Holland & Knight LLP


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